QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.38

        THIS THIRD AMENDMENT TO LEASE dated as of December 26, 2006, made by and between 30 RAMLAND ROAD, LLC, having an office in care of GHP Office Realty, LLC, One West Red Oak Lane, White Plains, New York 10604, as Landlord, and VISION-SCIENCES, INC., having an office at 40 Ramland Road, Orangeburg, New York 10962, as Tenant.

WITNESSETH

        WHEREAS, Landlord is the owner of the real property and building located thereon commonly known as and located at 40 Ramland Road, Orangeburg, New York 10962 (the "Building");

        WHEREAS, pursuant to that certain Agreement of Lease, dated as of March 23, 2000 (the "Original Lease"), as amended by that First Amendment of Lease dated as of August 31, 2000 and as further amended by Second Amendment to Lease dated as of January 7, 2005 (hereinafter referred to collectively as the "Lease"), Landlord's predecessor in interest leased to Tenant a portion of the First (1st) floor of the Building which shall be deemed to consist of Ten Thousand (10,000) rentable square feet and which premises are more particularly described in the Lease (the "Original Premises"), for a period ending on August 31, 2010;

        WHEREAS, Tenant has outgrown the Original Premises and wants to lease from the Landlord additional space located on the First (1st) floor of the Building which shall be deemed to consist of Five Thousand, Two Hundred Fifty (5,250) rentable square feet, as more particularly shown on EXHIBIT "A"annexed hereto—pls. send me this exhibit (the "Additional Space") for the Additional Space Term (as hereinafter defined);

        WHEREAS, Landlord and Tenant want to extend and modify the Lease, as hereinafter provided;

        NOW, THEREFORE, in consideration of the mutual agreements of the parties hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

ARTICLE—1 DEFINITION

        SECTION 1.01.    For the purposes of this Third Amendment to Lease, and all agreements supplemental to this Third Amendment to Lease, unless the context otherwise requires:

          A.    All capitalized terms used herein and not otherwise defined herein but defined in the Lease shall have the meanings ascribed to said terms as set forth in the Lease, unless otherwise so noted.

          B.    "Additional Space Commencement Date" shall mean January 1, 2007.

          C.    "Additional Space Term" shall mean the period commencing on the Additional Space Commencement Date and expiring on August 31, 2010.

ARTICLE—2 THE ADDITIONAL SPACE

        SECTION 2.01.    A. Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the Additional Space for the Additional Space Term. Tenant has inspected the Additional Space and the state of title thereto and, subject to Landlord's express obligations herein to paint and carpet the Additional Space, Tenant accepts the Additional Space in its "AS IS" state and condition on the Additional Space Commencement Date and without any representation or warranty (except as expressly set forth herein), express or implied, in fact or by law, by Landlord, and without recourse to Landlord, as to title thereto, the nature, condition, square footage or usability thereof or as to the use or occupancy which may be made thereof.

        B.    Tenant hereby waives any right to terminate, cancel or rescind this Third Amendment to Lease or the Lease by reason of Landlord's failure to deliver possession of the Additional Space or otherwise perform its obligations under this Article, which Tenant might otherwise have pursuant to any law now or hereafter in force or otherwise. Tenant further waives the right to recover any damages which may result from Landlord's failure to deliver possession of the Additional Space or otherwise to perform its obligations under this Article. Landlord and Tenant agree that this Section 2.01.B is an express provision to the contrary pursuant to Section 223-a of the New York Real Property Law as to the delivery of possession of the Additional Space.

        SECTION 2.02.    Landlord (which term as used herein may be deemed to mean Landlord and/or Landlord's affiliated or non-affiliated general contractor) shall carpet portions of the Additional Space with carpeting selected by Tenant from building standard selections; create a new doorway in the Additional Premises; and shall paint the Additional Space in a color selected by Tenant from building standard paint selections as per the attached plan (collectively, the "Additional Space Work"). Tenant shall select the carpeting and paint within ten (10) days of this Third Amendment to Lease.

        SECTION 2.03.    Other than as specifically provided for in Section 2.03 hereof, Tenant shall not do any construction, work or alterations to the Additional Space, nor shall Tenant install any items other than Tenant's trade fixtures without first: (1) obtaining Landlord's written consent, which consent shall not be unreasonably withheld or delayed and (2) complying with all of the terms, covenants and conditions contained in the Lease.

ARTICLE—3 LEASE AMENDMENTS

        SECTION 3.01.    Effective as of the date of the Additional Space Commencement Date, the Lease, is hereby modified as follows:

        A.    The term "demised premises" or "Demised Premises" as defined in the Lease is hereby deleted in its entirety and a new definition is added as follows:

  "Demised Premises" shall mean that portion of the First (1st) Floor in the Building and which shall be deemed to consist of Ten Thousand (10,000), rentable square feet and which is more particularly described in the Lease together with that portion of the First (1st) Floor in the Building and which shall be deemed to consist of Five Thousand, Two Hundred Fifty (5,250) rentable square feet and which is more particularly described on EXHIBIT "A" annexed hereto and made a part hereof for a total of Fifteen Thousand, Two Hundred Fifty (15,250) rentable square feet."

        B.    The "Term" as set forth in Section 3.1 of the Lease and paragraph 1 of the Second Amendment to Lease shall mean the Additional Space Term as defined in this Third Amendment to Lease.

        C.    Section 5.2 of Article 5 of the Lease entitled "Real Estate Tax Payment" is hereby amended to provide that Tenant's percentage share shall be amended from twelve and one-half (12.50%) percent to nineteen and six one hundredths (19.06%).

        D.    The Fixed Annual Rent set forth in the Lease is hereby deleted and a new rent schedule is hereby added as follows:

Period	Fixed Annual Rent	Fixed Monthly Rent
September 1, 2007 through August 31, 2010	$247,812.50	$20,651.01

        E.    Section 7.1 (i) is hereby inserted into the Lease immediately after Section 7.1 (h) as follows:

    "(i) Landlord shall provide electricity to Tenant in the Additional Space on a submetering basis. In connection therewith, Tenant agrees to pay to Landlord Forty-Two (42%) percent of the existing electric meter measuring electrical usage of the northern portion of the First (1st) Floor of the Building during the Additional Space Term at Landlord's Cost, plus 7%."

        F.     Article 31 of the Lease entitled "Notices" is hereby amended by providing that all notices to Landlord under the Lease shall be sent to 30 Ramland Road, LLC, in care of GHP Office Realty, LLC, One West Red Oak Lane, White Plains, New York 10604.

        G.    Section 6.1 of the First Amendment of Lease is hereby amended to delete the words "$15,000 (based on 10,000 square feet multiplied by $1.50)" and to insert the words "$22,875 (based on 15,250 square feet multiplied by $1.50)" in their place.

ARTICLE—4 CONDITION OF ORIGINAL PREMISES

        SECTION 4.01.    The parties hereto acknowledge that Tenant presently occupies the Original Premises (comprising part of the Demised Premises) and knows the condition thereof. Landlord shall have no obligation whatsoever to perform any build-out or similar work to the Original Premises, and Tenant agrees to accept same in "AS IS" physical order and condition on the Additional Term Commencement Date and without any representation or warranty (except as expressly set forth herein), express or implied, in fact or by law, by Landlord, and without recourse to Landlord, as to title thereto, the nature, condition or usability thereof or as to the use or occupancy which may be made thereof. Notwithstanding the foregoing, Landlord agrees to re-carpet portions of the Original Premises, specifically the portion currently carpeted in grey carpet and which is occupied by the executive management of Tenant, using carpeting selected by Tenant from the building standard carpet selections as per attached plan. Tenant agrees to cooperate with the re-carpeting by Landlord by moving Tenant's furniture and personal property from the work areas.

ARTICLE—5 SECURITY DEPOSIT

        SECTION 5.01.    The current security deposit of $17,500.00 is hereby increased from $17,500.00 to $41,302.02. Tenant hereby agrees to delivery to Landlord a check in the amount of $23,802.02 simultaneously with the execution and delivery of this Third Amendment to Lease.

ARTICLE—6 BROKERS

        SECTION 6.01.    Tenant represents that in connection with this Third Amendment to the Lease, it dealt with no broker, nor has Tenant had any correspondence or other communication in connection with this Third Amendment to Lease with any other person who is a broker other than GHP Office Realty, LLC (the "Brokers"), and that so far as Tenant is aware no brokers other than the Brokers negotiated this Third Amendment to Lease. Each party hereby indemnifies the other party and holds it harmless from any and all loss, cost, liability, claim, damage, or expense (including court costs and attorneys' fees) arising out of any inaccuracy of the above representation. Landlord agrees to pay the Brokers their commissions pursuant to a separate written agreement with the Brokers.

ARTICLE—7 CONFIDENTIALITY

        SECTION 7.01.    A.  In anticipation of executing and delivering this Third Amendment to Lease, Tenant hereby agrees to keep the rent, additional rent and all other material terms of the Lease , as amended by this Third Amendment to Lease (hereinafter such information is referred to collectively as the "Confidential Information") secret and confidential and will not disclose it, directly or indirectly, to any other person, firm or entity without the specific written approval and consent of Landlord, except to the extent required by law, and by the Securities and Exchange Commission ("SEC") as related to NASDAQ listed companies.

        B.    The agreement to keep the Confidential Information secret and confidential pursuant to this Section shall be for a period of one (1) year succeeding the expiration or sooner termination of the Lease and shall apply to each, every and all communications, negotiations and conversations between Tenant and any other person, entity or thing

        C.    Tenant acknowledges that breach of this Article will cause irreparable damage to Landlord and hereby consents to the issuance of an injunction restraining such breach as a matter of course in any action instituted for that purpose without limitation to any additional remedies Landlord may seek against Tenant to protect such Confidential Information.

ARTICLE—8 MISCELLANEOUS

        SECTION 8.01.    Tenant agrees not to disclose the terms, covenants, conditions or other facts with respect to this Third Amendment to Lease, including, but not limited to, the Fixed Rent, to any person, corporation, partnership, association, newspaper, periodical or other entity, except as required by the SEC as related to NASDAQ listed companies. This non-disclosure and confidentiality agreement shall be binding upon Tenant without limitation as to time, and a breach of this paragraph shall constitute a material breach under the Lease.

        SECTION 8.02.    Tenant represents and warrants that Tenant is not now acting and shall not in the future act, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order or the United States Department of the Treasury as a terrorist, "Specially Designated and Blocked Persons", or other banned or blocked person, group, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Asset Control ("OFAC") of the United States Department of the Treasury. Tenant further represents and warrants that Tenant is not now engaged and shall not in the future be engaged, directly or indirectly, in any dealings or transactions or otherwise be associated with such person, group, entity or nation; and Tenant hereby agrees to defend, indemnify and hold Landlord harmless from and against any and all claims, losses, costs, expenses, damages and liabilities (including, without limitation, attorneys' fees) arising from or related to any breach of the foregoing representations.

ARTICLE—9 NO OTHER CHANGES

        SECTION 9.01.    All other terms, covenants and conditions of the Lease, as amended, and all exhibits and schedules thereto shall remain in full force and effect, are hereby ratified, confirmed and incorporated herein by reference as though set forth fully herein at length.

        IN WITNESS WHEREOF, Landlord and Tenant have executed this THIRD AMENDMENT TO LEASE as of the date and year first above written.

30 RAMLAND ROAD, LLC, (Landlord)
By:	/s/ Andrew Greenspan
Name:	Andrew Greenspan
Title:	Member/Manager
VISION-SCIENCE, INC (Tenant)
By:	/s/ Yoav M. Cohen
Name:	Yoav M. Cohen
Title:	Chief Financial Officer

QuickLinks

  Exhibit 10.38